Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

ESPORTS ENTERTAINMENT (MALTA) LIMITED,

LUCKY DINO GAMING LIMITED,

HIIDENKIVI ESTONIA OU,

and

THE SHAREHOLDERS SET FORTH HEREIN

(solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X)

dated as of December 14, 2020

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

LIST OF EXHIBITS

DISCLOSURE SCHEDULES

Exhibit A – Data Room Index

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of Limited Guaranty

-iv-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 14, 2020, is entered into among (i) Esports Entertainment (Malta) Limited, a company registered in Malta (“Buyer”), (ii) Lucky Dino Gaming Limited, a company registered in Malta with registered no. C63394 and its registered office address at Office 33, Regent House, 8, Bisazza Street, Sliema SLM 1640, Malta (“Lucky Dino”), (iii) Hiidenkivi Estonia OU, a company registered in Estonia with registered no. 14570050 and its registered office address at Harju maakond, Tallinn, Kesklinna linnaosa, Liivalaia tn 33, 10118 Estonia (“HEOU” and, together with Lucky Dino, “Sellers” and each a “Seller”), and (iv) the Shareholders set forth herein (solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X). Capitalized terms used and not otherwise defined herein have the meanings specified or referred to in Article I.

RECITALS

WHEREAS, the Shareholders own (directly or through wholly-owned subsidiaries) all of the issued and outstanding Equity of Giant Gaming Group Limited, a company registered in Malta with registered no. C63392 (“Giant”);

WHEREAS, Giant owns all of the issued and outstanding Equity of Lucky Dino;

WHEREAS, Lucky Dino owns all of the issued and outstanding Equity of HEOU;

WHEREAS, Sellers are engaged in the business of real money online casino gaming operated via the Websites (the “Business”);

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets and certain specified liabilities of the Business, subject to the terms and conditions set forth herein;

WHEREAS, Sellers and the Shareholders desire to agree, for the benefit of Buyer from and after the Closing Date, to be bound by the provisions set forth in Section 6.06 relating to certain restrictive covenants; and

WHEREAS, at the Closing, as an inducement for Buyer to enter into this Agreement, each of the Key Employees set forth herein will enter into an employment agreement (the effectiveness of which will be conditioned on the consummation of the transactions contemplated by this Agreement on the Closing Date) with Buyer, in form and substance reasonably acceptable to Buyer and each Key Employee (collectively, the “Employment Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.03.

“Balance Sheet Date” has the meaning set forth in Section 4.03.

“Books and Records” has the meaning set forth in Section 2.01(j).

“Business” has the meaning set forth in the RECITALS.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Malta are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Cash” means all cash and cash equivalents held by or on behalf of Sellers, whether restricted or unrestricted, including, for the avoidance of doubt, cash and cash equivalents held (i) in bank accounts or (ii) by Sellers on behalf of third parties (including customers of the Business).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer (or equivalent officer) of the Sellers, certifying on behalf of the Sellers the amount, if any, of indebtedness of the Sellers to be paid at the Closing (including an itemized list of such indebtedness and the Persons to whom such indebtedness is owed).

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“Closing Player Liabilities” means the Player Liabilities, determined as of the open of business on the Closing Date and calculated in accordance with applicable Law and, to the extent consistent with applicable Law, the books and records of the Business.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer (or equivalent officer) of the Sellers, certifying the amount, if any, of Transaction Expenses to be paid at the Closing (including an itemized list of such Transaction Expenses and the Persons to whom such Transaction Expenses is owed).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated on or about July 9, 2020, between Giant and an Affiliate of Buyer (Esports Entertainment Group, a Nevada company).

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, sublicences, purchase orders, loan agreements, instruments, notes, commitments, undertakings, indentures and other agreements, and all legally binding undertakings to enter in to any of the foregoing.

“Customer Data” means any and all data submitted by, or compiled in relation to, customers of the Business, including but not limited to personal data and/or other identifying and profiling information, account activity, KYC and due diligence information, anti-money laundering and/or responsible gaming profiling information, customer correspondence and any other data or information collected, compiled or stored in relation to customers.

“Data Room” means the electronic documentation site established by iDeals Virtual Data Rooms on behalf of Sellers containing the documents set forth in the index included in Exhibit A.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Employees” means those Persons employed by any Seller who works primarily for the Business immediately prior to the Closing.

“Employment Agreements” has the meaning set forth in the RECITALS.

“Encumbrance” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, claim, attachment, hypothecation, option, right of first refusal, right of first offer, easement, encroachment, deed restriction, restrictive covenant (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof), or other similar encumbrance.

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“Equity” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests and any rights, warrants or options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests (whether embedded in other securities or not).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.02.

“Financial Audit” means the financial audit of Lucky Dino and HEOU for the 2018 and 2019 fiscal years and the interim financial statements for the nine months ending September 30, 2020, in accordance with GAAP.

“Financial Statements” has the meaning set forth in Section 4.03.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article IV or Article V, made by such party, (a) with respect to Sellers, to Seller’s Knowledge, or (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

“Fundamental Warranties” means the representations and warranties in Section 4.01, clauses (a) and (b) of Section 4.02, Section 4.06, Section 4.07, Section 4.09(a), Section 4.11, Section 5.01, and Section 5.05.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Giant” has the meaning set forth in the RECITALS.

“General Warranties” means the representations and warranties in Article IV and Article V other than the Fundamental Warranties and the Tax Warranties.

“Governmental Authority” means any (i) international, multinational, national, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (including without limitation any department, central bank, court, minister, governor-in-counsel, cabinet commission, board, bureau, agency, commissioner, tribunal or instrumentality (whether domestic or foreign)), in each case to the extent that the rules, regulations or orders of such government, political subdivision, agency, or instrumentality have the force of Law, (ii) self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), (iii) any arbitrator, court or tribunal of competent jurisdiction, or (iv) quasi-governmental or private body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of any of the foregoing (to the extent that the rules, regulations or orders of such body have the force of Law).

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantor Shareholders” means the following Shareholders: (i) Mika Henrik Huhtamella, (ii) Janne Mikael Hietamäki, (iii) Harolds Bagnovecs, (iv) Olli Johannes Kokko, and (v) Petri Robert Asarias Reinikainen.

“IFRS” has the meaning set forth in Section 4.03.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) registered and unregistered trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) registered and unregistered copyrights and all registrations and applications for registration thereof, including without limitation, all compilations, databases and computer programs, manuals and other documentation, and all derivatives, translations adaptations and combinations of any of the foregoing; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Sellers, or Sellers grant any other Persons, any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used primarily in the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Sellers and used in connection with the Business, including the Intellectual Property Registrations and the Software Assets set forth on Section 4.09(a) of the Disclosure Schedules.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.03.

“Interim Financial Statements” has the meaning set forth in Section 4.03.

“Inventory” has the meaning set forth in Section 2.01(c).

“Key Employees” means Mattias Grandqvist, Harold Bagnovecs, Janne Hietamäki, and Angus Spiteri.

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“Knowledge of Seller,” “Seller’s Knowledge,” or any other similar knowledge qualification means the actual or constructive knowledge of Olli Johannes Kokko, Petri Robert Asarias Reinikainen, or Janne Hietamäki, after reasonable inquiry.

“Law” means any domestic or foreign, federal, provincial, state or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, writ, injunction, judgment, award, administrative or judicial decision or interpretation, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 4.08(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Limited Guaranty” has the meaning set forth in Section 3.02(a)(v).

“Lookback Date” means April 29, 2015.

“Losses” means losses, damages, liabilities, deficiencies, proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates (provided that such conditions do not have a disproportionate effect on the Business, taken as a whole, compared to other participants in the industries in which the Business operates); (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (v) any matter of which Buyer is aware on the date hereof; (vi) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof (provided that such changes do not have a disproportionate effect on the Business, taken as a whole, compared to other participants in the industries in which the Business operates); (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Sellers and the Business; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

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“MGA” means the Malta Gaming Authority established by the Gaming Act (Cap. 583 of the laws of Malta).

“Permits” means all permits, licenses, franchises, approvals, variances, authorizations, exemptions, registrations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which an adequate reserve is provided in the Financial Statements; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Player Liabilities” means all Liabilities of Sellers for (a) amounts owed to Sellers’ customers (as reflected in such customers’ player accounts), plus (b) the sum of local accrued jackpot liabilities held by Sellers on behalf of Sellers’ customers.

“Privileged Communications” has the meaning set forth in Section 10.13.

“Pro Rata Share” means, with respect to each Guarantor Shareholder, the percentage set forth below:

Guarantor Shareholder:	Pro Rata Share:
Mika Henrik Huhtamella	9.3333%
Janne Mikael Hietamäki	26.6667%
Harolds Bagnovecs	2.6667%
Olli Johannes Kokko	30.6667%
Petri Robert Asarias Reinikainen	30.6667

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property” has the meaning set forth in Section 4.08(a).

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“Representative” means, with respect to any Person, any and all directors, officers, managers, members, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Actions” means the actions Buyer must take, at or prior to the Closing, in addition to Buyer’s obligations under this Agreement and the other Transaction Documents, in order to continue the conduct of the Business after the Closing in substantially the same manner as currently conducted, as set forth in Section 1.01(a) of the Disclosure Schedules.

“Sellers” has the meaning set forth in the Preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Selling Parties” means, collectively, Sellers and the Shareholders.

“Shareholders” means (i) Mika Henrik Huhtamella, (ii) Barensholm OU, (iii) Janne Mikael Hietamäki, (iv) Bravesholm OU, (v) Dotterholm OU, (vi) Harolds Bagnovecs, (vii) Heldholm OU, (viii) Kungsholm OU, (ix) Olli Johannes Kokko, (x) Ravensholm OU, and (xi) Petri Robert Asarias Reinikainen.

“Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, artwork, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related technical and functional documentation, developer notes, comments, and annotations.

“Software Assets” means all Software that Sellers own and is used in connection with the Business, including the Software set forth on Section 4.09(a) of the Disclosure Schedules.

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value added transfer, franchise, alternative minimum, social security, occupation, net worth, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Warranties” means the representations and warranties in Section 4.13.

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“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease for each Lease, the Limited Guaranty for each Guarantor Shareholder, the Employment Agreements, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means fees and expenses incurred by the Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Transferred Employee” has the meaning set forth in Section 6.04(a).

“US Taxes” means any Tax (including, without limitation, any withholding, backup withholding, or other Tax) imposed by or collected by the United States, any of its Governmental Authorities, or any Person for, or on behalf of, the United States or any of its Governmental Authorities.

“Websites” means the websites set forth under the heading “Domains” on Section 4.09(a) of the Disclosure Schedules.

“Year-End Financial Statements” has the meaning set forth in Section 4.03.

Article II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ legal and beneficial right, title and interest in, to and under all of the tangible and intangible assets, properties and rights of every kind and nature and wherever located (other than the Excluded Assets) that relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, but not limited to, the following:

(a) Cash in an amount equal to the amount of Closing Player Liabilities actually assumed by Buyer pursuant to this Agreement, as finally determined (the “Transferred Cash”);

(b) [intentionally omitted];

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

(d) all Contracts set forth on Section 2.01(d) of the Disclosure Schedules, the Leases set forth on Section 4.08(b) of the Disclosure Schedules, and the Intellectual Property Agreements set forth on Section 4.09(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

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(e) all Intellectual Property Assets, including, without limitation, the right to sue and recover for past, present or future infringement or other unauthorized use of such Intellectual Property Assets;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of the Business (the “Tangible Personal Property”);

(g) all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees to the extent related to any Purchased Assets;

(h) all telephone numbers, fax numbers, Websites, email addresses, postal addresses and postal boxes related to or used in the Business;

(i) all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j) originals or, where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, Customer Data, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, formulae, designs, specifications, drawings, product development, data, manuals, handbooks, plans and instructions, customer complaints and inquiry files, research and development files, sales material and records, marketing and promotional surveys, material and research (collectively, “Books and Records”); and

(k) all goodwill associated with any of the assets described in the foregoing clauses.

Notwithstanding the foregoing, but without limiting the parties’ respective obligations under Section 6.06 (Non-Competition; Non-Solicitation) and Section 6.08 (Books and Records), from and after the Closing, Sellers shall be permitted to retain copies of the Books and Records only to the extent necessary to permit Sellers to comply with applicable Law.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any of the following assets and properties of Sellers (collectively, the “Excluded Assets”):

(a) all Cash (other than the Transferred Cash), bank accounts, and securities of Sellers;

(b) all Contracts that are not Assigned Contracts;

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-related files or records (other than personnel files of Transferred Employees), and any other books and records that Sellers are prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

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(d) all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder;

(e) all Tax assets (including duty and Tax refunds and prepayments) of Sellers or any of their Affiliates;

(f) all rights to any action, suit or claim of any nature available to or being pursued by Sellers, whether arising by way of counterclaim or otherwise;

(g) all books, records, and other materials prepared by, or emails and other correspondence with, outside legal counsel (including the Privileged Communications), together with the related attorney-client privilege and all attorney work product protections;

(h) all books, records, other materials, emails and other correspondence relating to Sellers’ or the Shareholders’ preparation and negotiation of this Agreement and the other Transaction Documents and the evaluation and consummation of the transactions contemplated hereby and thereby;

(i) all employee benefit plans maintained by Sellers or any Affiliates thereof (the “Seller Benefit Plans”);

(j) the assets, properties and rights of Sellers, if any, that do not relate to, and are not used or held for use in connection with, the Business;

(k) the rights that accrue or will accrue to Sellers under the Transaction Documents;

(l) the assets, properties and rights, if any, specifically set forth on Section 2.02(l) of the Disclosure Schedules; and

(m) all accounts receivable of the Business (“Accounts Receivable”).

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities of Sellers arising out of or relating to the Business or the Purchased Assets on or after the Closing, but specifically excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following:

(a) all Closing Player Liabilities;

(b) [intentionally omitted];

(c) all Liabilities arising under or relating to the Assigned Contracts that (i) are required to be performed after the Closing and (ii) do not relate to any failure to perform, improper performance, or other breach, default or violation by Sellers prior to the Closing;

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(d) all Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or any portion thereof) beginning after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.12;

(e) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing; and

(f) those Liabilities of Sellers, if any, specifically set forth on Section 2.03(f) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the foregoing, Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of Sellers (collectively, the “Excluded Liabilities”):

(a) any Liabilities arising out of or relating to Sellers’ ownership or operation of the Business and the Purchased Assets prior to the Closing Date (other than Liabilities included in the calculation of Closing Player Liabilities);

(b) any Liabilities arising under or relating to the Assigned Contracts that (i) are required to be (but are not) performed by Sellers prior to the Closing or (ii) relate to any failure to perform, improper performance, or other breach, default or violation by Sellers prior to the Closing;

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Sellers (other than Taxes for which Buyer is responsible under Section 6.12) for any taxable period;

(e) except as specifically provided in Section 6.04, any Liabilities of Sellers relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date, or (iii) any Seller Benefit Plan;

(f) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(g) those Liabilities of Sellers, if any, set forth on Section 2.04(g) of the Disclosure Schedules; and

(h) all trade accounts payable of Sellers to third parties in connection with the Business prior to the Closing Date that remain unpaid as of the Closing Date.

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Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be EUR €25,000,000 (the “Purchase Price”), subject to adjustment pursuant to Section 2.06, plus the assumption of the Assumed Liabilities.

Section 2.06 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Purchase Price shall be adjusted in the following manner: (A) a decrease by the amount of indebtedness of the Sellers to be paid at Closing, if any, as specified on the Closing Indebtedness Certificate; and (B) a decrease by the amount of Transaction Expenses to be paid at Closing, if any, as specified on the Closing Transaction Expenses Certificate. The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii) At or prior to the Closing, Sellers shall prepare and deliver to Buyer a statement (the “Estimated Player Liabilities Statement”) setting forth Sellers’ good faith estimates of: (A) Closing Player Liabilities (the “Estimated Closing Player Liabilities”) and (B) Transferred Cash (the “Estimated Transferred Cash”). The parties shall use the Estimated Transferred Cash for purposes of determining the amount of Transferred Cash that Sellers will transfer to Buyer at the Closing.

(b) Post-Closing Adjustment.

(i) As soon as reasonably practicable but in any event within 45 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Closing Player Liabilities Statement”) setting forth Buyer’s calculation of Closing Player Liabilities and Transferred Cash, including the calculation thereof in reasonable detail calculated using the same methodology as used in preparing the Estimated Player Liabilities Statement.

(ii) The post-closing adjustment shall be an amount equal to the Transferred Cash minus the Estimated Transferred Cash (the “Post-Closing Adjustment”).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Player Liabilities Statement, Sellers shall have 45 days (the “Review Period”) to review the Closing Player Liabilities Statement. During the Review Period, Sellers and (at Sellers’ sole expense) Sellers’ accountants shall have reasonable access to the books and records of the Business and the personnel of, and work papers prepared by, Buyer or Buyer’s accountants to the extent that they relate to the Closing Player Liabilities Statement, and to such historical financial information relating to the Closing Player Liabilities Statement as Sellers may reasonably request for the purpose of reviewing the Closing Player Liabilities Statement and to prepare a Statement of Objections (as defined below); provided that such access shall be during normal business hours and shall be conducted in a manner so as not to disrupt the operations of the Business.

(ii) Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Player Liabilities Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, then the Closing Player Liabilities Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Player Liabilities Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, then Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, then the Post-Closing Adjustment and the Closing Player Liabilities Statement, with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

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(iii) Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of BDO or, if BDO is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial internationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Player Liabilities Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Player Liabilities Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid 50% by Sellers, on the one hand, and 50% by Buyer, on the other hand.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Player Liabilities Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (i) be due (x) within five Business Days of acceptance of the applicable Closing Player Liabilities Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.06(c)(v); and (ii) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be.

(e) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

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Section 2.07 No Withholding of or for US Taxes. Notwithstanding anything to the contrary, the provisions of this Section 2.07 shall apply with respect to all payments contemplated in this Agreement and in any ancillary agreements entered into in connection with the transactions contemplated in this Agreement. All amounts payable to each Seller or other payee pursuant to this Agreement or any ancillary agreement entered into in connection with the transactions contemplated in this Agreement are to be, and shall be, paid, in each instance, free and clear of (and without deduction or withholding for) any US Tax, and Buyer shall be solely responsible for any US Taxes arising as a result of the consummation of any of the transactions contemplated in this Agreement (or any ancillary document). To the extent there is any deduction, reduction, or withholding of or for US Taxes relating or respecting any payments contemplated in this Agreement (or any ancillary agreement), then Buyer shall: (a) timely deduct, reduce, withhold, and remit such US Taxes to the applicable Governmental Authority; and (b) augment, increase, and gross-up the amounts otherwise payable pursuant to this Agreement (or any ancillary agreement) so as to ensure that following (i) the increase contemplated in this clause (b), and (ii) any deduction, reduction, withholding, and remitting of any US Taxes relating to the amounts contemplated in this clause (b), the net amounts actually received by each Seller or other payee is equal to the amount such Seller or other payee would have received had no such deduction, reduction, withholding, or remittance occurred. The provisions of this Section 2.07 are a material inducement to each Seller entering into this Agreement and shall be fully enforceable at law and in equity. The provisions of this Section 2.07 shall apply without regard to any of the provisions or limitations set forth in Article VIII and the amounts due and payable pursuant to this Section 2.07 shall be paid by wire transfer of immediately available funds at the same time as the payment for which an additional payment contemplated in this Section 2.07 is otherwise due.

Section 2.08 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.12.

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(b) To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.08, Buyer and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Sellers pay, perform and discharge fully the liabilities and obligations of Sellers thereunder from and after the Closing Date. To the extent permitted under applicable Law, Sellers shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.08. Sellers shall be permitted to set off against such amounts all reasonable direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.08 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.07.

Article III
CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date), or on such other date as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m., Central European Time, on the Closing Date.

Section 3.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) an instrument of assignment and assumption in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(ii) with respect to each Lease, an assignment and assumption of lease in form and substance satisfactory to Buyer and Sellers (each, an “Assignment and Assumption of Lease”) and duly executed by the applicable Seller;

(iii) the Seller Closing Certificate;

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(iv) the certificates of the Secretary or Assistant Secretary of Sellers required by Section 7.02(e) and Section 7.02(f);

(v) with respect to each Guarantor Shareholder, a limited guaranty in substantially the form attached hereto as Exhibit C (each, a “Limited Guaranty”) and duly executed by such Guarantor Shareholder, pursuant to which such Guarantor Shareholder will guarantee such Guarantor Shareholder’s Pro Rata Share of Sellers’ payment obligations under this Agreement; and

(vi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) the Closing Date Payment by wire transfer of immediately available funds to the accounts (and in the proportions) designated in writing by Sellers to Buyer;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(iv) the Buyer Closing Certificate;

(v) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f);

(vi) with respect to each Guarantor Shareholder, a Limited Guaranty duly executed by Buyer; and

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement.

(c) At the Closing, Buyer shall pay, on behalf of the Sellers, the following amounts:

(i) Indebtedness of the Sellers to be paid at Closing, if any, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate, and

(ii) Transaction Expenses to be paid at Closing, if any, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

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Article IV

REPRESENTATIONS AND WARRANTIES of sellers

Except as set forth in the Disclosure Schedules, Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Sellers. Lucky Dino is duly organized, validly existing and in good standing under the Laws of Malta. HEOU is duly organized, validly existing and in good standing under the Laws of Estonia. Each Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of such Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Assigned Contract; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that, in the aggregate, would not have a Material Adverse Effect.

Section 4.03 Financial Statements. Copies of (a) the audited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2018 and 2019 and the related statements of income and retained earnings for the years then ended (the “Year-End Financial Statements”) and (b) the unaudited financial statements consisting of the balance sheet of the Business as at September 30, 2020, and the related statements of income and retained earnings for the nine-month period then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”) have been made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. For the purposes of this Agreement, the balance sheet of the Business as of December 31, 2019, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The Accounts Receivable reflected on the Financial Statements, and all Accounts Receivable arising between September 30, 2020, and the date of this Agreement, are reflected properly on the books and records of the Business, are valid receivables and not subject to any set offsets, refunds, adjustments, security interests, or counterclaims, and are current and represent valid obligations arising from bona-fide sales actually made or sales or services actually performed in the ordinary course of business.

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Section 4.04 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.04 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, Sellers have operated the Business in the ordinary course of business consistent with past practice in all material respects and there has not been any: (a) change, event, condition or development that has had or would reasonably be expected to have a Material Adverse Effect; (b) incurrence of any capital expenditures (or any Liabilities in respect thereof), other than in the ordinary course of business consistent with past practice; or (c) sale, lease, license, or other transfer, or creation or incurrence of any Encumbrance, other than a Permitted Encumbrance, on, any assets, securities, properties or interests of the Business, other than in the ordinary course of business consistent with past practice.

Section 4.05 Assigned Contracts. Except as set forth on Section 4.05 of the Disclosure Schedules, no Seller is in breach of or default under any Assigned Contract.

Section 4.06 Title to Purchased Assets. Except as set forth in Section 4.06 of the Disclosure Schedules, Sellers have good and valid title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. None of the representations and warranties in this Section 4.06 shall be deemed to relate to Intellectual Property matters (which are governed by Section 4.09).

Section 4.07 Sufficiency of Assets. Assuming due completion, at or prior to the Closing, of the Required Actions by Buyer, the Purchased Assets (a) are sufficient for the continued conduct of the Business as a going concern after the Closing in substantially the same manner as currently conducted and (b) constitute all of the rights, property and assets necessary to conduct the Business as a going concern after the Closing in substantially the same manner as currently conducted.

Section 4.08 Real Property; Condition of Tangible Personal Property.

(a) No Seller owns, or has ever owned, any parcel of real property. Section 4.08(a) of the Disclosure Schedules sets forth all material real property leased by any Seller and used in connection with the Business (collectively, the “Real Property”), and a list, as of the date of this Agreement, of all leases for each Real Property (collectively, the “Leases”). No Seller has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters that would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

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(b) Except as set forth in Section 4.08(b) of the Disclosure Schedules, the Tangible Personal Property is in good operating condition (normal wear and tear excepted) and is reasonably adequate for the uses to which it is being put.

Section 4.09 Intellectual Property.

(a) Section 4.09(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations; (ii) all Intellectual Property Agreements that are material to the conduct of the Business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software); and (iii) all Software Assets. Except as set forth in Section 4.09(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, Sellers own (free and clear of any Encumbrances other than Permitted Encumbrances) all Intellectual Property Assets or have the right to use all Intellectual Property licensed to Sellers under the Intellectual Property Agreements.

(b) Except as set forth in Section 4.09(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.09(b) constitutes the sole representation and warranty of the Sellers under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Sellers of any Intellectual Property of any other Person.

(c) Except as set forth in Section 4.09(c) of the Disclosure Schedules, from the Lookback Date until the date of this Agreement, there has not been any sale, disposition, transfer or license to any Person of any rights in or to any Software Assets or any Intellectual Property Assets, other than in the ordinary course of business consistent with past practice.

(d) The representations and warranties set forth in this Section 4.09 are Sellers’ sole and exclusive representations and warranties regarding Intellectual Property matters.

Section 4.10 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by any Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

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Section 4.11 Compliance with Laws and Permits. Except as set forth in Section 4.11 of the Disclosure Schedules, each Seller is, and at all times since the Lookback Date has been, in compliance in all material respects with all Laws and Permits applicable to the conduct of the Business or the ownership and use of the Purchased Assets. None of the representations and warranties in this Section 4.11 shall be deemed to relate to employment matters (which are governed by Section 4.12) or Tax matters (which are governed by Section 4.13).

Section 4.12 Employment Matters.

(a) Section 4.12(a) of the Disclosure Schedules lists in respect of each Employee, the name of employer, name, date of birth, length of continuous service, date of commencement of employment, notice period (or date of expiry of fixed term), the position held and job location, salary, fees or wages (stating whether overtime is contractual or discretionary), holiday entitlement, pension contribution, commission, profit sharing, bonus and incentive arrangements, severance or redundancy terms, and any other material benefits or privileges provided (stating whether contractual of discretionary).

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedules, no Seller is a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. Since the Lookback Date, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Seller or any of the Employees. To Seller’s Knowledge, no employee of the Business has a present intention to terminate his or her employment, and Sellers have, as of the date hereof, no intention to terminate any employee of the Business (other than as contemplated under Section 6.04).

(c) Each Seller is, and at all times since the Lookback Date has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(d) The representations and warranties set forth in this Section 4.12 are the Sellers’ sole and exclusive representations and warranties regarding employment matters.

Section 4.13 Taxes.

(a) Except as set forth in Section 4.13 of the Disclosure Schedules, or as would not have a Material Adverse Effect, each Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by such Seller and has paid all Taxes shown thereon as owing. No Seller is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. There are no Encumbrances other than Permitted Encumbrances for Taxes upon any property or asset of the Business.

(b) The representations and warranties set forth in this Section 4.13 are Sellers’ sole and exclusive representations and warranties regarding Tax matters.

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Section 4.14 No Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business required to be reflected on a balance sheet prepared in accordance with IFRS, except: (a) those that are adequately reflected or reserved against in the Financial Statements; (b) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and (c) those that are set forth in Section 4.14 of the Disclosure Schedules.

Section 4.15 Brokers. Except for RB Capital, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.16 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including the Information Memorandum prepared by RB Capital dated June 2020 and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Malta. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (a) and (a), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.03 Solvency; Sufficiency of Funds. On the Closing Date, Buyer will have available cash or other sources of immediately available funds sufficient to pay or cause to be paid the Closing Date Payment and, immediately after giving effect to the transactions contemplated hereby, Buyer will be solvent and able to pay its debts as they become due.

Section 5.04 Legal Proceedings. Except as set forth in Section 5.04 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.05 Brokers. Except for Akur Capital, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Sellers nor any other Person has made any representation or warranty as to Sellers, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

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Article VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall (a) conduct the Business in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of Sellers’ Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall not take any action that would cause any of the changes, events or conditions described in Section 4.04 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers, under the supervision of Sellers’ personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Sellers. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Ben Robinson or such other individuals as Sellers may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Buyer if such disclosure would, in Sellers’ sole discretion: (x) cause significant competitive harm to Sellers and their businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Sellers, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall have the right (but not the obligation), upon written notice to the Buyer, to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which Sellers become aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within three Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

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Section 6.04 Employees and Employee Benefits.

(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).

(b) During the period commencing on the Closing Date and ending on the date that is 12 months from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by Sellers immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation) that are no less than the target bonus opportunities (excluding equity-based compensation), if any, provided by Sellers immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Sellers immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing.

(c) Buyer and Sellers intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.04(b), including for purposes of any Seller Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold the Sellers harmless for: (i) any statutory, common law, contractual or other severance with respect to any Employee, other than an Employee who has received an offer of employment by Buyer on terms and conditions consistent with Section 6.04(b) hereof and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(d) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

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Section 6.06 Non-Competition; Non-Solicitation.

(a) For a period of 24 months commencing on the Closing Date (the “Restricted Period”), each Selling Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business (as defined below); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Sellers and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. “Restricted Business” means any online business-to-consumer gambling business targeting Finnish players (including casino wagering, sports betting, and affiliate marketing). Notwithstanding the foregoing, each Selling Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Selling Party is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, the Selling Parties shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.04(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided that nothing in this Section 6.06(b) shall prevent the Selling Parties or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) The Selling Parties acknowledge that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Selling Party of such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) The Selling Parties acknowledge that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.07 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions of Sellers with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.02 and Section 5.02 of the Disclosure Schedules; provided, however, that Sellers shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall: (i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and (ii) upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

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(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Sellers shall: (i) retain the books and records (including personnel files) of Sellers that relate to the Business and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

Section 6.13 Required Actions. From the date hereof until the Closing, Buyer shall, at its own expense, use reasonable best efforts to take such actions as are necessary to expeditiously complete, at or prior to the Closing, the Required Actions (and Sellers shall cooperate with respect thereto as necessary).

Section 6.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions and provide further information or assistance as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, from and after the Closing, if the parties determine by mutual agreement that any asset, property or right included at the Closing in the Purchased Assets did not, in fact, relate to, and was not, in fact, used or held for use in connection with, the Business (as conducted by Sellers prior to the Closing), then each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions and provide further information or assistance as may be reasonably required to ensure such asset, property or right is treated as an Excluded Asset.

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Article VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.01(b)(i) of the Disclosure Schedules, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.01(b)(ii) of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

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(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Sellers shall have delivered to Buyer (i) the Estimated Player Liabilities Statement, (ii) the Closing Indebtedness Certificate, and (iii) the Closing Transaction Expenses Certificate.

(h) The Financial Audit shall have been completed to Buyer’s satisfaction.

(i) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have (i) delivered to Sellers the Closing Date Payment, duly executed counterparts to the Transaction Documents (other than this Agreement), and such other documents and deliveries set forth in Section 3.02(b) and (ii) paid, on behalf of the Sellers, the indebtedness of the Sellers to be paid at Closing, if any, and the Transaction Expenses to be paid at Closing, if any, as set forth in Section 3.02(c).

(d) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

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(e) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Article VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is, (a) in the case of General Warranties, 12 months following the Closing Date, (b) in the case of Fundamental Warranties, 24 months following the Closing Date, and (c) in the case of Tax Warranties, seven years following the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those that by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers, jointly and severally, shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Sellers against, and shall hold Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers based upon, arising out of, with respect to or by reason of:

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(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds one percent (1%) of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses that do not exceed one-tenth of one percent (0.1%) of the Purchase Price (which Losses shall not be counted toward the Deductible).

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed fifteen percent (15%) of the Purchase Price.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Warranties or Tax Warranties or (ii) any inaccuracy in or breach of any General Warranties arising from Fraud on the part of a party hereto, which Losses shall, in all events, be limited to an aggregate amount equal to the Purchase Price.

(d) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

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(g) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h) Sellers shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

(i) No Losses may be claimed under Section 8.02(a) or Section 8.03(a) by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.06.

Section 8.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 6.05) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 8.07 Exclusive Remedies. Subject to Section 2.06, Section 2.07, Section 6.06, and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 2.06, Section 2.07, Section 6.06, and Section 10.12, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to seek any remedy on account of any Fraud by any party hereto.

Article IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Sellers by March 31, 2021 (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

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(d) by Buyer or Sellers in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Article IX, Section 6.05, and Article X hereof; and (b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Article X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Sellers shall pay all amounts payable to RB Capital, and Buyer shall pay all amounts payable to Akur Capital.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	c/o Olli Kokko
Rua Amizade 18
Aroeira
2820-932 Charneca Da Caparica
Portugal
Email: olli@giantgaminggroup.com

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with copies (which shall not constitute notice) to:

Mamo TCV Advocates
Attn: Mikiel Calleja
103, Palazzo Pietro Stiges, Strait Street
Valletta, VLT 1436, Malta
Email: mikiel.calleja@mamotcv.com

and

Snell & Wilmer L.L.P.
Attn: Brian Blaylock
3883 Howard Hughes Parkway, Suite 1100
Las Vegas, Nevada 89169
Email: bblaylock@swlaw.com

If to Buyer:	Esports Entertainment (Malta) Limited
Attn: Stuart Tilly, Chief Legal Officer
4th Floor Coleiro Building
15 Triq Mannarino
Birkirkara, BKR 9081, Malta
Email: stuart@esportsentertainmentgroup.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
Attn: Lawrence Metelitsa
101 Wood Avenue South
Iselin, NJ 08830
Email: lmetelitsa@lucbro.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided or referenced in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of or reference to any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Sellers that, in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Arbitration.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be solely referred to and finally resolved by binding arbitration under the London Court of International Arbitration (LCIA) Arbitration Rules, which rules are deemed to be incorporated by reference into this Section 10.11. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Attorney-Client Privilege. All communications between Sellers, Shareholders, and their respective Affiliates and Representatives (collectively, the “Seller Group”), on the one hand, and Mamo TCV Advocates or Snell & Wilmer L.L.P., on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer. Accordingly, Buyer shall not at any time have access to any Privileged Communications or to the files of Mamo TCV Advocates (or any successor) or Snell & Wilmer L.L.P. (or any successor) (each, a “Seller Group Law Firm”). Without limiting the generality of the foregoing, from and after the Closing, (a) the Seller Group (and not Buyer) shall be the sole holders of the attorney-client privilege with respect to such engagement, and Buyer shall not be a holder thereof, (b) to the extent that files of any Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer) shall hold such property rights, and (c) each Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any Privileged Communications to Buyer by reason of any attorney-client relationship between such Seller Group Law Firm and any Seller or Shareholder or otherwise. This Section 10.13 is intended for the benefit of, and shall be enforceable by, each Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of each Seller Group Law Firm.

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Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.15 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Signatures follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:	SELLERS:

Esports Entertainment (Malta) Limited, a company registered in Malta	Lucky Dino Gaming Limited, a company registered in Malta

By:	By:
Name:	Name:
Title:	Title:

Hiidenkivi Estonia OU, a company registered in Estonia

By:
Name:
Title:

S-1

SHAREHOLDERS:

Mika Henrik Huhtamella, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

Mika Henrik Huhtamella

Barensholm OU, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

By:
Name:
Title:

Janne Mikael Hietamäki, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

Janne Mikael Hietamäki

Bravesholm OU, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

By:
Name:
Title:

S-2

SHAREHOLDERS (continued):

Dotterholm OU, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

By:
Name:
Title:

Harolds Bagnovecs, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

Harolds Bagnovecs

Heldholm OU, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

By:
Name:
Title:

Kungsholm OU, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

By:
Name:
Title:

S-3

SHAREHOLDERS (continued):

Olli Johannes Kokko, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

Olli Johannes Kokko

Ravensholm OU, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

By:
Name:
Title:

Petri Robert Asarias Reinikainen, solely for purposes of Section 3.02(a)(v), Section 6.06, Section 9.02, and Article X

Petri Robert Asarias Reinikainen

S-4

EXHIBIT A

Data Room Index

A-1

EXHIBIT B

Form of Assignment and Assumption Agreement

[see attached]

B-1

EXHIBIT C

Form of Limited Guaranty

[see attached]

C-1